                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              The Shaw Group Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                                     [LOGO]




                              THE SHAW GROUP INC.
                         11100 Mead Road, Second Floor
                          Baton Rouge, Louisiana 70816



To the Shareholders of
The Shaw Group Inc.


         Enclosed is a Notice of the 1997 Annual Meeting of Shareholders of The Shaw Group Inc. and a Proxy and Proxy Statement relating to the Annual Meeting. The Annual Meeting will be held on January 29, 1997, at 2:00 p.m., at the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana. The Proxy Statement describes the matters to be acted upon at the meeting.

         You are urged to sign and return the accompanying Proxy so that you may be sure that your shares will be voted.

                              Sincerely,


                          /s/ J. M. BERNHARD, JR.
                              -----------------------------------------
                              J. M. Bernhard, Jr.
                              Chairman of the Board, President
                              and Chief Executive Officer

Baton Rouge, Louisiana
December 31, 1996

                       NOTICE OF THE 1997 ANNUAL MEETING
                               OF SHAREHOLDERS OF
                              THE SHAW GROUP INC.


To the Holders of the Common Stock:

     PLEASE TAKE NOTICE that the 1997 Annual Meeting of Shareholders of The Shaw Group Inc., a Louisiana corporation (the "Company"), will be held at the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana, on January 29, 1997, at 2:00 p.m. to consider and act upon:

     (1) the election of nine members to the Board of Directors;

     (2) a proposal to approve the Company's 1996 Non-Employee Director Stock Option Plan; and

     (3) such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 13, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   /s/ T. A. BARFIELD, JR.
                                   -------------------------------------
                                   T. A. Barfield, Jr.
                                   Secretary


Baton Rouge, Louisiana
December 31, 1996




                                   IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE INDICATE YOUR WISHES, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                              THE SHAW GROUP INC.
                         11100 Mead Road, Second Floor
                          Baton Rouge, Louisiana 70816


                                PROXY STATEMENT

     The accompanying Proxy is solicited on behalf of the Board of Directors of The Shaw Group Inc. (the "Company") for use at the 1997 Annual Meeting of Shareholders to be held on January 29, 1997, at 2:00 p.m., at the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana, and any adjournments thereof. Only shareholders of record at the close of business on December 13, 1996 will be entitled to notice of, and to vote at, this Annual Meeting. The Company anticipates that this Proxy Statement and the accompanying Proxy will be first sent or given to the Company's shareholders on approximately December 31, 1996.

GENERAL

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The holders of shares having a majority of the voting power of the Company's common stock, no par value (the "Common Stock"), issued and outstanding and entitled to vote thereat shall be present in person or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted, in accordance with the voting procedures outlined below, for purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all matters or any matter to be acted on at the meeting. Abstentions are counted toward the calculation of a quorum. Broker non-votes (which result when a broker holding shares for a beneficial owner has not received voting instructions on certain matters from such beneficial owners) will be counted toward fulfillment of quorum requirements. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing a Proxy of a later date with the Secretary of the Company.

     The enclosed form of Proxy provides a means for a shareholder to vote for all the nominees for director listed thereon, to withhold authority to vote for one or more of such nominees, or to withhold authority to vote for all of such nominees. The Company's by-laws provide that directors are elected by a plurality of the votes cast. There is no cumulative voting. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees. Each Proxy will be voted in accordance with the shareholder's directions.

     The enclosed form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on a proposal to approve the Company's 1996 Non-Employee Director Stock Option Plan ("Proposal 2") and approval of any other matters as may properly come before the Annual Meeting or any adjournments thereof. The affirmative vote of a majority of the voting power of the Common Stock, present in person or represented by proxy and entitled to vote at the meeting, is required for approval of Proposal 2. Approval of any other matters as may properly come before the Annual Meeting will also require the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention with respect to Proposal 2 will have the same effect as a vote against it. Broker non-votes will not be counted with regard to Proposal 2, but have the effect of reducing the number of affirmative votes required to approve the Proposal because they reduce the number of shares present or represented from which a majority is calculated.

     Unless the shareholder specifies otherwise, a Proxy in the accompanying form which is properly executed and duly returned will be voted FOR the election of the nine nominees listed hereinafter under the caption "Election of Directors" and FOR Proposal 2, which is discussed more fully under the caption "Proposal to Approve the Company's 1996 Non-Employee Director Stock Option Plan."

     The cost of preparing, assembling, printing and mailing this Proxy Statement, the form of Proxy, and the Notice of Annual Meeting of Shareholders will be paid by the Company. In addition to solicitation by use of the mails, solicitation of Proxies may also be made personally by certain directors, officers and employees of the Company, and no additional compensation will be paid to such individuals. Proxies will also be solicited by Corporate Investor Communications, Inc., whose fee of $3,000 plus out-of-pocket expenses will be paid by the Company. The Company will also supply brokers or persons holding stock in their names or in the names of their nominees with such number of Proxies, proxy materials and annual reports as they may require for mailing to beneficial owners and will reimburse them for their reasonable expenses incurred in connection therewith.

     On November 30, 1996, the Company had issued and outstanding and entitled to vote 9,524,552 shares of the Common Stock. The Common Stock is the only outstanding class of voting securities of the Company.

VOTING RIGHTS OF COMMON STOCK

     The Company's articles of incorporation, as restated, provide that each outstanding share of Common Stock will entitle the holder thereof to five votes, except that holders of outstanding shares of Common Stock with respect to which there have been certain specified changes in beneficial ownership during the four years immediately preceding the record date (December 13, 1996) will be entitled to one vote per share. Thus, shares owned on or before December 12, 1992 and as to which there has been no such changes in beneficial ownership since that date, are entitled to five votes per share. Under these provisions, shares issued in the Company's initial public offering in December 1993 are entitled to only one vote per share. See "Determination of Beneficial Ownership" on page 13 for a more detailed discussion of the provisions of the Company's articles of incorporation, as restated, relating to the voting rights of the holders of the shares of Common Stock and the manner of determination thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Common Stock as of November 30, 1996 (except as otherwise noted) with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each named executive officer, director and nominee for director of the Company, and (iii) all executive officers and directors as a group. Each of the following shareholders has sole voting and investment power with respect to shares beneficially owned by such shareholder, except to the extent that authority is shared by spouses under applicable law or as otherwise noted. The Common Stock constitutes the only class of equity securities of the Company which is outstanding. On December 23, 1996, the Company closed the sale of 2,000,000 shares of Common Stock in an underwritten public offering, and Messrs. Bernhard and Brown sold 300,000 and 94,118 shares of Common Stock, respectively, in such offering. See "Certain Relationships and Related Transactions."


                                                     BENEFICIAL OWNERSHIP PERCENT OF
NAME OF BENEFICIAL OWNER                               SHARES    PERCENT  VOTING POWER
------------------------                               ------    -------  ------------
J. M. Bernhard, Jr ................................   1,708,146   17.9%    40.3%
11100 Mead Road
Baton Rouge, Louisiana 70816
R. Dale Brown, Sr .................................     394,118    4.1%     1.9%
G. Ray Wilkie, Jr (1) .............................     318,238    3.3%     7.3%
A. W. Angelo ......................................     282,757    3.0%     6.7%
Bret M. Talbot (2) ................................     148,002    1.6%      *
Frank Fronek (3) ..................................      89,000     *        *
Albert McAlister ..................................      69,042     *       1.6%
George R. Shepherd (4) ............................      19,150     *        *
Michael H. Wootton (5) ............................      16,250     *        *
David W. Hoyle (6) ................................      10,000     *        *
John W. Sinders, Jr ...............................       9,500     *        *
John W. Dalton, Sr ................................       4,450     *        *
L. Lane Grigsby ...................................       3,850     *        *
All executive officers and directors as a group
(13 persons) (7) ..................................   3,072,503   32.0%    59.0%


* less than 1%

(1) Includes 7,500 shares of which Mr. Wilkie may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

(2) includes 8,750 shares of which Mr. Talbot may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

(3) Includes 12,500 shares owned of record by Mr. Fronek's spouse and 14,000 shares of which Mr. Fronek may be deemed to be the beneficial owner as a result of rights that Mr. Fronek may exercise to acquire beneficial ownership within 60 days.

(4) Includes 17,500 shares of which Mr. Shepherd may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

(5) Includes 16,250 shares of which Mr. Wootton may be deemed to be beneficial owner as a result of rights that he may exercise to acquire beneficial ownership within 60 days.

(6)  Includes 2,000 shares owned of record by Mr. Hoyle's spouse.

(7) Includes 14,500 shares owned of record by spouses of executive officers and directors and 64,000 shares of which executive officers and directors may be deemed to be the beneficial owners as a result of rights they may exercise to acquire beneficial ownership within 60 days.

ELECTION OF DIRECTORS

     At its March 12, 1996 meeting, the Board of Directors increased the number of directors to nine from eight and filled the vacancy thereby created on the Board with R. Dale Brown, Sr., to serve until the Annual Meeting to which this Proxy Statement relates. All of the nominees for directors are presently directors of the Company. Each director is to be elected for a term of one year and to serve until the next annual meeting of shareholders or until his successor is elected and qualified. The enclosed form of Proxy confers discretionary authority with respect to the election of directors, but no authority under the Proxy will be exercised to vote for the election of any person as a director, other than the persons named in this Proxy Statement who have been nominated by the present Board of Directors, unless, for some reason not presently known, one or more of such nominees should become unavailable. In such event, it is intended that the Proxy would be voted for a substitute nominee or nominees who would be designated by the Board of Directors prior to the shareholders' meeting. In order to be elected as a director, a nominee must receive a plurality of the votes cast by the holders of Common Stock. The name and age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are set forth below:

          J. M. BERNHARD, JR., age 42, founder of the Company, has been President and Chief Executive Officer of the Company since its inception in September 1987. He has also been a director of the Company since its inception. Mr. Bernhard has been Chairman of the Board since August 1990. Mr. Bernhard has spent the last 20 years in the pipe fabrication business. Immediately prior to his position with the Company, Mr. Bernhard was Vice President and General Manager of Sunland Services and served on the Board of Directors of Barnard and Burk Engineers & Constructors.

          BRET M. TALBOT, age 36, has been Vice President, Chief Financial Officer and Treasurer of the Company since February 1989. Mr. Talbot has been a director of the Company since January 1993. He also served as Secretary for the Company from February 1989 until March 1994. Prior to his position with the Company, Mr. Talbot was Audit Manager for Hannis T. Bourgeois & Co., L.L.P.

          GEORGE R. SHEPHERD, age 58, joined the Company in August 1993 as its Vice President of Operations and has been its Chief Operating Officer since November 1995. Mr. Shepherd has been a director of the Company since March 1995. Prior to joining the Company, Mr. Shepherd served as President of International Piping Systems, Inc. from March 1984 to July 1993. He has spent the last 39 years in the pipe fabrication business.

          FRANK FRONEK, age 48, has served the Company as the President of Fronek Company and F.C.I. Pipe Support Sales since April 1994, when such businesses were acquired by the Company. Prior to joining the Company, Mr. Fronek was the owner and President of such businesses, which he founded in 1980 and 1986, respectively. He has 26 years experience in the engineering and design of piping systems and piping support systems.

          R. DALE BROWN, SR., age 62, has served the Company as Chairman of Alloy Piping Products, Inc. since April 1996, when such business was acquired by the Company. Prior to joining the Company, Mr. Brown was the owner and Chairman of such business, which he founded in 1972. Mr. Brown has been a director of the Company since March 1996. He has 42 years of experience in the manufacture and distribution of specialty pipe fittings.

          ALBERT MCALISTER, age 45, has been a director of the Company since April 1990 and has served on the Company's Audit Committee since November 1993. He also served on the Company's Compensation Committee from November 1993 to March 1995. Since 1975, Mr. McAlister has been a partner in the law firm of McAlister & McAlister, P.A. in Laurens, South Carolina. He also served as Chairman of the Democratic Party in South Carolina from 1990 until 1994.

          L. LANE GRIGSBY, age 55, has served as a director of the Company since January 1995 and a member of its Compensation Committee since March 1995. Mr. Grigsby is also the Chairman of the Board of Cajun Contractors, Inc., for which he also served as President and Chief Executive Officer from April 1973 to June 1994. He has 30 years of experience in the industrial construction industry. He also serves as an officer or director for several industry and charitable organizations, including the Associated Builders and Contractors and the Louisiana Association of Business and Industry.

          DAVID W. HOYLE, age 58, has served as a director of the Company since January 1995 and a member of its Compensation Committee since March 1995. He has also served as a member of the Audit Committee since September 1996. For the past eleven years, he has been self-employed primarily as a real estate developer and has been a member of the Senate Chamber of the North Carolina General Assembly since 1992. Senator Hoyle serves as a director of several private corporations, as well as several civic, educational and charitable organizations.

          JOHN W. SINDERS, JR., age 43, has served as a director of the Company since March 1995. He also served as a member of the Audit Committee from March 1995 to September 1996. He has served as a managing director of Jefferies & Company, Inc. since 1993. From 1987 to 1993, Mr. Sinders served as a managing director of Howard Weil Labouisse Friedrichs Incorporated and a member of the Board of Directors of Howard Weil from 1990 to 1993. Prior to joining Howard Weil, he was a partner with the law firm of McGlinchey, Stafford, Mintz, Cellini & Lang.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NINE NOMINEES FOR DIRECTOR.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     During the fiscal year ended August 31, 1996 ("fiscal 1996"), eight meetings of the Board of Directors were held. Each incumbent director who is a nominee for re-election attended at least 75% of aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which each such director served during fiscal 1996. The Board of Directors has no nominating or other committee performing similar functions at this time. The following directors presently serve on the Audit Committee: Albert McAlister and David W. Hoyle. In September 1996, Mr. Hoyle replaced John W. Sinders, Jr. on the Audit Committee. The Audit Committee met four times during fiscal 1996. The primary functions of the Audit Committee are as follows: to review the scope and timing of the audit and non-audit services rendered by the Company's independent accountants; to review their reports upon completion of their audits; to review the appropriateness of the Company's accounting policies, the adequacy of its financial controls and the reliability of the financial information reported to the public; and to report to the Board of Directors on its activities. The following directors presently serve on the Compensation Committee: L. Lane Grigsby and David W. Hoyle. The Compensation Committee met six times in fiscal 1996. The primary functions of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to determine if they meet corporate objectives. In addition, the Compensation Committee reviews the Chief Executive Officer's recommendations on (i) compensation of all officers of the Company, (ii) granting of awards under the Company's 1993 Employee Stock Option Plan and its other benefit plans, and (iii) the adoption of and/or changes to major Company compensation policies and practices.

MANAGEMENT OF THE COMPANY

     The following table provides information with respect to the Company's executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.


         NAME                                       POSITION
         ----                                       --------
J. M. Bernhard, Jr. ..............   President and Chief Executive Officer
Bret M. Talbot ...................   Chief Financial Officer and Treasurer
George R. Shepherd ...............   Chief Operating Officer
Frank Fronek .....................   President of Fronek Company* and F.C.I. Pipe Support Sales*
R. Dale Brown, Sr.................   Chairman of Alloy Piping Products, Inc.*
A. W. Angelo .....................   Executive Vice President
G. Ray Wilkie, Jr.................   Executive Vice President
John W. Dalton, Sr................   Executive Vice President
Michael H. Wootton ...............   President of Shaw International, Inc.*


-----------
*wholly-owned subsidiaries of the Company

         J. M. BERNHARD, JR. - See "Election of Directors".

         BRET M. TALBOT - See "Election of Directors".

         GEORGE R. SHEPHERD - See "Election of Directors".

         FRANK FRONEK - See "Election of Directors".

          R. DALE BROWN, SR. - See "Election of Directors".

          A. W. ANGELO, age 64, joined the Company in September 1987 and has been Executive Vice President of the Company since September 1990. Mr. Angelo served as a director of the Company from August 1990 to March 1995. Mr. Angelo served as President of Lone Star Fabricators, Inc., a wholly-owned subsidiary of the Company located in Texas City, Texas which was closed in August of 1994, from March 1990 until July 1993. Mr. Angelo has spent the last 41 years in the pipe fabrication business.

          G. RAY WILKIE, JR., age 51, joined the Company in March 1988 and served as Vice President of B. F. Shaw, Inc., a wholly-owned subsidiary of the Company, from September 1990 until May 1993 and President of B. F. Shaw, Inc. from May 1993 until November 1995, when he was appointed Executive Vice President of the Company. Mr. Wilkie also served as a director of the Company from January 1993 to March 1995. Mr. Wilkie has spent the last 30 years in the pipe fabrication business.

          JOHN W. DALTON, SR., age 46, has been an Executive Vice President of the Company since April 1995. Immediately prior to joining the Company, he was employed by the Bechtel Group (an engineering and construction firm) in various positions for 19 years, most recently as Manager of Business Development. His experience includes, among other things, positions in construction, manufacturing, project management, procurement and contracts, as well as managerial and financial functions.

          MICHAEL H. WOOTTON, age 50, has been employed by the Company since October 1991 and has been President of Shaw International, Inc., a wholly-owned subsidiary of the Company, since April 1993. Prior to his employment with the Company, Mr. Wootton was President of Connex Piping Systems. Mr. Wootton has spent the last 28 years in the pipe fabrication business.

EXECUTIVE COMPENSATION

         The following table contains compensation data for the last three fiscal years for the Company's Chief Executive Officer and its four other most highly compensated executive officers during fiscal 1996:

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                      ANNUAL COMPENSATION   COMPENSATION
                                                            SECURITIES
                                FISCAL                      UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR(1) SALARY    BONUS    OPTIONS (#) COMPENSATION
---------------------------      ----    ------    -----    ----------- ------------
J.  M. Bernhard, Jr.             1996   $500,000    --         --        $  2,630(6)
    President, Chief Executive   1995   $500,000    --         --        $  2,265
    Officer and Chairman of      1994   $479,164    --         --        $  3,125
    the Board

Frank Fronek                     1996   $219,231 $50,000(2)   9,000(4)   $  4,750(6)
    President of Fronek          1995   $200,000    --        5,000(4)   $  4,620
    Company  and F.C.I. Pipe     1994   $ 66,668    --        5,000(4)       --
    Support Sales

George R. Shepherd               1996   $183,750    --         --        $  2,928(7)
    Chief Operating Officer      1995   $165,000    --(3)    35,000(5)   $  2,984
                                 1994   $135,000    --       35,000(5)   $  1,125

Bret M. Talbot                   1996   $179,166    --         --        $  3,500(6)
    Chief Financial Officer      1995   $162,500    --(3)    35,000(5)   $  3,894
    and Treasurer                1994   $125,000    --         --        $  1,406

Michael H. Wootton               1996   $178,333    --         --        $  3,208(6)
    President of Shaw            1995   $162,500    --(3)    65,000(5)   $  3,805
    International, Inc.          1994   $125,000    --       65,000(5)   $  1,563

(1) The Company's fiscal year ends on August 31.

(2) The bonus for fiscal 1996 was awarded to Mr. Fronek under his employment agreement with the Company. See "Employment Agreement."
(3) Bonuses were awarded for fiscal 1995 to several named executive officers under the Company's Annual Incentive Compensation Plan. The fiscal 1995 bonuses, however, were awarded in performance shares and not cash. Such performance shares will vest in three years, have a value that increases or decreases proportionally with the Company's book value and are to be redeemed in cash within 90 days after the end of the fiscal year ending August 31, 1998. The values as of August 31, 1995 of the performance shares awarded to Messrs. Shepherd, Talbot and Wootton were $6,600, $6,400 and $6,400, respectively.
(4) Denotes shares of Common Stock of the Company that may be purchased upon exercise of options granted under Mr. Fronek's employment agreement with the Company. The options awarded to Mr. Fronek during fiscal 1994 were "repriced" during fiscal 1995, and, as a result, have been reported again in the fiscal 1995 column. The options awarded during fiscal 1996 are also subject to the Company's 1993 Employee Stock Option Plan. See "Employment Agreement."
(5) Denotes shares of Common Stock of the Company that may be purchased upon exercise of options granted under the Company's 1993 Employee Stock Option Plan. The options awarded to Messrs. Shepherd and Wootton during fiscal 1994 were "repriced" during fiscal 1995, and, as a result, have been reported again in the fiscal 1995 column.
(6) Represents the Company's contribution on behalf of the officer to the Company's 401(k) plan.
(7) Of such amount, $1,803 represents the Company's contribution on behalf of Mr. Shepherd to the Company's 401(k) plan and $1,125 represents term life insurance premiums paid by the Company for life insurance coverage for him.

EMPLOYMENT AGREEMENTS

     The Company and Mr. Bernhard are parties to an Employment Agreement (the "Employment Agreement") pursuant to which Mr. Bernhard has agreed to serve as the Company's President and Chief Executive Officer. The term of the Employment Agreement expires on December 31, 1996 but is subject to an automatic three-year extension unless the Employment Agreement is otherwise terminated by either party in accordance with its terms. The Employment Agreement provides that Mr. Bernhard will receive, among other things, an annual base salary in the amount of $500,000, participation in the Company's bonus plan as determined by the Compensation Committee of the Board of Directors and the inclusion of Mr. Bernhard in all plans and programs of the Company which are made available to the Company's executives and other salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, long-term disability, vacations and holidays. Mr. Bernhard is also entitled under the Employment Agreement to other benefits in addition to those made available to the Company's management, including providing him with acceptable Company vehicles and other means of transportation for his personal use and benefit.

     In the event Mr. Bernhard's employment is terminated as a result of his death or disability (as defined in the Employment Agreement), he or his legal representative will receive, among other payments, all amounts owed under his Employment Agreement as of the date of his death or disability. In the event Mr. Bernhard's employment is terminated by the Company for Cause (as defined in the Employment Agreement), Mr. Bernhard will receive all amounts owed to him under his Employment Agreement as of the date of termination. In the event Mr. Bernhard's employment is terminated by the Company other than for Cause, Mr. Bernhard will receive a lump sum payment equal to the full amount payable under the Employment Agreement.

     In connection with the Company's acquisition from Mr. Fronek in April 1994 of the businesses of Fronek Company and F.C.I. Pipe Support Sales, Mr. Fronek entered into a three-year employment agreement with the Company under which he is to receive an annual base salary of $200,000 and participation in the Company's bonus plan as determined by the Compensation Committee of the Board of Directors. He is also entitled to participation in all plans and programs of the Company which are made available to the Company's executives and other salaried employees generally. In addition, Mr. Fronek received options to acquire 5,000 shares of Common Stock, and the Company agreed to award other options to acquire up to 57,000 shares of Common Stock and make cash payments of up to $300,000 conditioned upon the future performance of the acquired businesses through the fiscal year ending August 31, 1997. Mr. Fronek did not receive any options or cash payments for the fiscal year ended August 31, 1995 because the acquired businesses did not attain the minimum performance set forth in his Employment Agreement. For fiscal 1996, the performance of the acquired businesses resulted in the award of options to purchase 9,000 shares of Common Stock at an exercise price of $9.59 per share (the fair market value at the date of award) and a bonus of $50,000 in cash.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding the grants of options to purchase shares of the Company's Common Stock that were made under the Company's 1993 Employee Stock Option Plan to any of the Company's Chief Executive Officer and its four other most highly compensated executive officers during fiscal 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                  NUMBER OF    % OF TOTAL                                 VALUE AT ASSUMED
                  SECURITIES   OPTIONS                                     ANNUAL RATE OF
                  UNDERLYING   GRANTED TO    EXERCISE                       STOCK PRICE
                  OPTIONS      EMPLOYEES IN  PRICE                         APPRECIATION FOR
   NAME           GRANTED(1)   FISCAL YEAR   $/SHARE(2)  EXPIRATION DATE     OPTION TERM
   ----           ----------   -----------   ----------  ---------------     -----------
                                                                             5%      10%
                                                                             --      ---
Frank Fronek       9,000         7.9%         $9.59       Aug. 31, 2005    $54,280  $137,556

(1)  The options are subject to the terms of the 1993 Employee Stock Option
     Plan.
(2) Based upon the closing price of a share of the Company's Common Stock listed on the Nasdaq Stock Market on the last trading day of the Company's fiscal year ended August 31, 1995.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth (i) the shares acquired upon exercise of options by any of the Company's Chief Executive Officer and its four other most highly compensated executive officers during fiscal 1996 and the aggregate value realized therefrom and (ii) the value at August 31, 1996 of the unexercised options held by any of such executive officers during fiscal 1996:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


                                                                      NUMBER OF                      VALUE OF UNEXERCISED
                                                                   SHARES UNDERLYING                     IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS                     OPTIONS AT
                          SHARES ACQUIRED        VALUE            AT FISCAL YEAR-END                    FISCAL YEAR-END
     NAME                 ON EXERCISE (#)   REALIZED ($)(1)  EXERCISABLE/UNEXERCISABLE (#)   EXERCISABLE(2)(3)  UNEXERCISABLE(3)(4)
     ----                 ---------------   ---------------  -----------------------------   -----------------  -------------------
Frank Fronek                     --              --                     14,000/0                  $344,565              --
Bret M. Talbot                   --              --                  8,750/26,250                 $228,594          $   685,781
George R. Shepherd               --              --                  8,750/26,250                 $236,250          $   708,750
Michael H. Wootton             16,250          $223,213                0/48,750                     --               $1,316,250


(1) The exercise price of each reported option exercise was $5.875 per share, and the fair market value of the Common Stock at the time of each exercise ranged from $17.50 to $22.625 per share with a weighted average fair market value of $19.62 per share.
(2) The exercise prices of the reported options range from $5.875 per share to $9.59 per share with a weighted average exercise price of $7.18.
(3) The values are based upon the closing price reported on the Nasdaq Stock Market of the Common Stock on August 31, 1996 ($32.875).
(4) The exercise prices of the reported options range from $5.875 per share to $6.75 per share with a weighted average exercise price ------ of $6.10.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The persons serving as members of the Compensation Committee of the Board of Directors during fiscal 1996 were L. Lane Grigsby and David W. Hoyle. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 1996. No executive officer of the Company served during fiscal 1996 as a director or as a member of the Compensation Committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives a fee of $10,000 per year and $750 for each meeting of the Company's Board of Directors attended. Each non-employee director serving on a committee of the Board receives a fee of $250 for each committee meeting attended. Directors are also reimbursed for certain expenses in connection with their attendance at board and committee meetings. In addition, the Board of Directors is recommending for approval of the shareholders the Company's 1996 Non-Employee Director Stock Option Plan. See "Proposal to Approve the Company's 1996 Non-Employee Director Stock Option Plan."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General. The Compensation Committee of the Board of Directors (the "Committee") has been appointed by the Board as the administrator of the Company's compensation program for executive officers and key employees. During fiscal 1996, the Committee was comprised of two non-employee directors, L. Lane Grigsby and David W. Hoyle.

     The duties of the Committee generally are to review (a) the Company's compensation and benefit plans to determine if they meet corporate objectives and (b) the Chief Executive Officer's recommendations regarding (i) the compensation of all officers of the Company; (ii) awards under the Company's 1993 Employee Stock Option Plan (for which the Committee serves as administrator) and its other benefit plans; and (iii) the adoption of and/or changes to major Company compensation policies and practices.

     In performing the above described duties, the Committee seeks to attain the following corporate objectives: (i) to attract, motivate and retain competent employees focused on enhancing shareholder value; (ii) to correlate compensation with Company objectives and strategies; (iii) to provide compensation opportunities that are linked to the performance of the Company; and (iv) to align employee incentives with those of the Company's shareholders. No specific weighting is assigned to any of these objectives by the Committee in making decisions regarding compensation for the Chief Executive Officer (the "CEO") or executives or key employees of the Company.

     Set forth below is a discussion of the Company's executive compensation program, including a description of the decisions and actions of the Committee during fiscal 1996 with respect to compensation for the CEO and executive officers and key employees of the Company as a group.

Management Compensation

     Base Salary. In determining appropriate base salaries, the Committee considers competitive market forces as they relate to attracting and retaining highly talented executives. The Committee also considers job responsibility, experience, tenure and the cost of living in the areas where the Company's offices and facilities are located, among other factors, in setting base salary levels. During the fiscal year ended August 31, 1995 ("fiscal 1995"), the Company retained an independent firm to perform a study of the Company's executive compensation practices and to make recommendations thereon. As a result of this study and the recommendations resulting therefrom, in fiscal 1995 the Committee approved raises for certain members of the Company's executive and senior management, which raises brought such salaries more in line with the employees' levels of responsibility. Late in fiscal 1996, based upon recommendations of the CEO and in light of additional responsibilities necessitated by the Company's recent acquisitions and growth, the Committee approved additional raises for certain members of the Company's executive and senior management, including Messrs. Fronek, Shepherd, Talbot and Wootton. The Committee believes that such raises will encourage such persons to continue in the employ of the Company.

     Cash Bonuses. Prior to the fiscal year ended August 31, 1994 ("fiscal 1994"), the Company historically distributed 16% to 20% of its annual earnings in bonuses, which were discretionary, and the amounts of any such bonus awarded to particular executives, other than the CEO, were determined by the CEO in consultation with other executive officers of the Company based on factors such as performance and overall contributions to the Company. During fiscal 1994, the performance of the Company was significantly lower than its expectations, and, as a result, no bonuses were paid to employees. During fiscal 1995, as noted above, the Company retained the services of an independent firm to evaluate the compensation practices of the Company. This firm recommended, and the Committee approved, the adoption of an Annual Incentive Compensation Plan (the "Incentive Plan") for the Company. The Incentive Plan provides for annual bonuses to all salaried employees (other than the CEO) of the Company and its domestic subsidiaries, if the Company achieves certain targets, which are based upon a minimum return on equity. The Incentive Plan provides that the bonus pool awarded for payment shall be 50% of the amount that net profit after taxes exceeds the target. Any such bonuses will be paid out partially in cash (to be paid as soon as practical after the end of the fiscal year to which the bonus relates) and partially in performance shares, which will (i) vest in three years; (ii) have a value that increases or decreases proportionally with the Company's book value; and (iii) be paid in cash within 90 days after the third anniversary of the fiscal year end to which the bonus relates. The Incentive Plan also establishes certain caps on the aggregate bonus (cash plus performance shares) that can be awarded to any employee thereunder. The caps are based upon a percentage of the employee's salary, with the percentages ranging from 15% to 50% depending upon the employee's position in the Company. Those employees with a higher position in the Company may receive a greater percentage of their salary in bonuses awarded under the Incentive Plan.

     In fiscal 1996, the Company did not attain the threshold required for payment of bonuses under the Incentive Plan, which threshold was based on net book value at the beginning of the fiscal year multiplied by the treasury rate plus 2%. Subsidiaries that were acquired during fiscal 1996 were not included in the Company's financial results that were used in determining whether the threshold under the Incentive Plan was achieved for fiscal 1996.

     Stock Options. The Company's 1993 Employee Stock Option Plan (the "Option Plan") is maintained by the Company to provide key employees, including employee-directors, with an additional incentive to promote the financial success of the Company as reflected in increased value in the Company's Common Stock. Stock options granted to key employees and executives have generally been long-term (10 years) and vest in 25% annual increments beginning one year from the date of grant. The Company has used, and plans to continue to use the award of stock options to align the interests of the recipients with the interests of the Company's shareholders and to provide an incentive for the key employees or executives to remain in the employ of the Company. During fiscal 1996, the Committee granted options covering a total of 114,000 shares of Common Stock.

Compensation of the Chief Executive Officer

     In September 1993, prior to the creation of the Committee, the Company's Board of Directors (other than Mr. Bernhard) determined that Mr. Bernhard's base salary should be $500,000 annually. At such time, the Board, in setting his base salary, sought to ensure that Mr. Bernhard would continue with the same strategies and manner of operating the Company as he had in the past and to ensure that he would not leave the employ of the Company. The Board, other than Mr. Bernhard, also determined in 1993 that Mr. Bernhard would be entitled to such annual bonuses as determined by the Compensation Committee (which, at that time had not yet been formed), plus other various prerequisites and benefits. The Board believed at such time, and the Committee continues to believe, that Mr. Bernhard's actions create value for the Company and its shareholders. The Board, later in 1993, approved an Employment Agreement between the Company and Mr. Bernhard that incorporated the compensation package previously approved by the Board, among other things. See "Employment Agreement" elsewhere in this Proxy Statement, where Mr. Bernhard's Employment Agreement is discussed in greater detail.

     While Mr. Bernhard may be awarded such bonuses as the Committee, in its discretion, may determine, no bonus was awarded to Mr. Bernhard for fiscal 1996. Moreover, the Committee has not awarded any stock options to Mr. Bernhard. Because of Mr. Bernhard's significant holdings in the Company's Common Stock, the Committee believes that his interests are sufficiently aligned with those of the Company's shareholders.


                                   THE COMPENSATION COMMITTEE

                                        L. Lane Grigsby
                                        David W. Hoyle

STOCK PERFORMANCE GRAPH

     The following line graph provides a comparison of the total shareholder return on the Company's Common Stock with the return of a broad equity market index and an index of industry "peer" group companies for the period commencing December 8, 1993 (the date of the Company's initial inclusion in the Nasdaq Stock Market) and ending August 31, 1996. The broad equity market index chosen by the Company is the Nasdaq Stock Market - U.S. & Foreign Index (also called the Nasdaq Composite Index). Because the Company is the only company with securities publicly traded in the United States securities markets that is primarily engaged in the business of fabricating piping systems, there is no similar industry peer group with which to compare the Company. Thus, the Company has selected as the most appropriate peer group the Russell 2000 Index, which is an index of companies with comparable market capitalizations. All amounts have been calculated as if all dividends, if any, were reinvested.

               COMPARISON OF THE 33 MONTH CUMULATIVE TOTAL RETURN
    AMONG THE SHAW GROUP INC., THE NASDAQ STOCK MARKET-U.S. & FOREIGN INDEX
                           AND THE RUSSELL 2000 INDEX




                                    [GRAPH]























     The chart above was plotted using the following data:

                                            DECEMBER 8, 1993     AUGUST 31, 1994     AUGUST 31, 1995    AUGUST 31, 1996
                                            ----------------     ---------------     ---------------    ---------------
The Shaw Group Inc. (1)                           $100                $ 88               $ 66                $227
Nasdaq Stock Market-U.S. & Foreign Index          $100                $102               $136                $152
Russell 2000 Index                                $100                $104               $125                $139

-------------------
(1) Based upon the price of $14.50 per share, the initial public offering price per share of the Common Stock.

     On October 17, 1996, the Company delisted the Common Stock from the Nasdaq Stock Market, and the Common Stock commenced trading on the New York Stock Exchange on October 18, 1996.

PROPOSAL TO APPROVE THE COMPANY'S 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     General. The Board of Directors is recommending for approval of the shareholders the Company's 1996 Non-Employee Director Stock Option Plan (the "Option Plan").

     On July 14, 1996, the Company's Board of Directors, with the non-employee directors abstaining, adopted the Option Plan subject to the approval of the shareholders at the 1997 Annual Meeting of Shareholders. The purpose of the Option Plan is to assist the Company in attracting and retaining highly qualified and experienced directors who are not officers or employees of the Company or any of its subsidiaries or affiliates. Each member of the Board who is not, and who has not been during the one year period immediately preceding the date the director is first elected to the Board, an officer or employee of the Company or any of its subsidiaries or affiliates shall be eligible to participate in the Option Plan.

     An aggregate of 50,000 shares of Common Stock, less than 1% of the outstanding shares of Common Stock as of November 30, 1996, have been reserved for issuance under the Option Plan, subject to adjustment as a result of any stock dividend, stock split, combination of shares, exchange of shares, merger, consolidation, reorganization, recapitalization or other change in capital structure of the Company. Currently outstanding under the Option Plan are options to purchase an aggregate of 20,000 shares of Common Stock, which options will be forfeited if the Option Plan is not approved by the shareholders at the 1997 Annual Meeting.

     A committee of two or more members of the Board who are not eligible to receive grants under the Option Plan administers, construes and interprets the Option Plan. Shares released upon forfeiture of an option shall again be available for grants of options under the Option Plan. All options under the Option Plan are non-transferable other than by will or the laws of descent and distribution in the event of the death of an optionee or by a qualified domestic relations order; however, the committee has the authority to grant options that are transferable to members of an eligible director's immediate family, including trusts for their benefit and partnerships in which they are the only members. Each option granted under the Option Plan shall remain exercisable for a period of ten years after the date of grant, and in the event that an optionee ceases to be a member of the Board prior to the vesting of an option or applicable part thereof, the option or the unvested portion thereof shall be forfeited.

     New Plan Benefits. Pursuant to the terms of the Option Plan, on its effective date (July 14, 1996), each eligible director was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $21.75 per share, which was the closing price for the Common Stock listed on the Nasdaq Stock Market on July 12, 1996 (the preceding trading day to the date of grant). Each option becomes exercisable in 25% increments on each of July 14, 1997, 1998, 1999 and 2000 and is subject to the approval of the Option Plan by the shareholders at the 1997 Annual Meeting. Listed below are the recipients of such options:

                               NEW PLAN BENEFITS

                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

           ELIGIBLE DIRECTOR                    NUMBER OF STOCK OPTIONS
           -----------------                    -----------------------
           Albert McAlister                            5,000
           L. Lane Grigsby                             5,000
           David W. Hoyle                              5,000
           John W. Sinders, Jr.                        5,000

On December 23, 1996, the closing price for the Common Stock reported by the New York Stock Exchange was $24.25 per share. On October 17, 1996, the Company delisted the Common Stock from the Nasdaq Stock Market, and the Common Stock commenced trading on the New York Stock Exchange on October 18, 1996.

     In addition, each eligible director shall be granted an option to acquire 1,500 shares of Common Stock on an annual basis upon his election or re-election to the Board beginning with the election at the 1997 Annual Meeting. The exercise price of such option shall be the fair market value as of the date the option is granted. Each such option shall be fully exercisable one year after the date of grant.

     Federal Income Tax Consequences. The following statements are based on current interpretation of existing federal income tax law. The law is technical and complex and the statements below represent only a general summary of some of the applicable provisions. The following discussion sets forth federal tax consequences on the grant and exercise of an option under the Option Plan.

     Options awarded under the Option Plan shall be nonstatutory options. An eligible director of the Company who is awarded an option under the Option Plan will generally incur no taxable income as a result of the grant. The Company can claim no tax deduction on the date the option is granted. The option cannot be transferred by the optionee except as provided in the Option Plan. If the option is transferred in a non-arm's length transaction, the optionee may be required to realize ordinary income at the time of the transfer to the extent of the amount realized from the disposition of the option. Upon the exercise of the option, the optionee will be required to recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price of the option. The Company will be entitled to a corresponding deduction in the amount of the income recognized by the optionee.

     Amendment or Termination of the Option Plan. The Board of Directors may amend the Option Plan from time to time in its sole discretion, provided that no such amendment shall impair the rights of any person to whom an option has been granted, without such person's consent. The Option Plan terminates on July 14, 2006, and the Board may suspend or terminate the Option Plan at any earlier time; however, the terms of the Option Plan shall continue in full force and effect with respect to outstanding and unexercised options issued thereunder.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 5, 1996, the Company purchased all of the outstanding capital stock of Alloy Piping Products, Inc. ("APP") from R. Dale Brown, Sr. ("Dale Brown") and his wife Mildred Gayle O'Pry Brown, APP's sole shareholders (collectively, the "Sellers"). In connection with the transaction, the Company issued 394,118 shares of Common Stock and paid $7.1 million in cash to the Sellers. The transaction was made pursuant to a Stock Purchase Agreement (the "Purchase Agreement") dated as of March 1, 1996 between the Company and the Sellers. The Purchase Agreement contains certain representations, warranties and covenants by the Sellers, including, among other things, representations regarding APP and a covenant by the Sellers not to compete for a period of two years.

     The Company also acquired, on April 5, 1996, the assets of an APP-related entity, Speedline, a Louisiana partnership ("Speedline"), pursuant to an Asset Purchase Agreement dated as of March 1, 1996 between the Company, Speedline and the sole partners of Speedline, Ronald D. Brown, Jr. ("Ron Brown") and Susan Nance Brown ("Susan Nance"). Ron Brown and Susan Nance are children of Dale Brown. In consideration for the sale, the Company delivered 147,059 shares of Shaw Common Stock to Ron Brown, paid $2.5 million to Susan Nance and paid off a $1.3 million loan made by Dale Brown to Speedline.

     The shares of Shaw Common Stock received by the Sellers and Ron Brown pursuant to the transactions described above are the subject of a Stock Registration Agreement dated as of April 5, 1996, among the Company, the Sellers and Ron Brown, whereby the Company has agreed to file a shelf registration statement with the Securities and Exchange Commission and to take such other steps as are necessary to register such shares for transfer (including such filings or qualifications as may be required under state blue sky or securities laws). The Company has agreed to keep such registration statement effective for a period of up to two years. In addition, certain "piggyback" registration rights are also provided thereunder.

         Furthermore, APP entered into an Employment Agreement with Ron Brown whereby APP has agreed to employ him at an annual salary of $150,000 per year for a term of three years. Under the Agreement, Ron Brown is also subject to certain non-competition and confidentiality covenants. The Company has also entered into a Consulting and Non-Competition Agreement (the "Non-Compete Agreement") with Ron Brown under which the Company has agreed to retain Ron Brown as a consultant and Ron Brown has agreed to certain non-competition and confidentiality covenants in favor of the Company and its affiliates. The term of the Non-Compete Agreement is sixty (60) months, each month during which Shaw has agreed to pay Ron Brown $41,667. In connection with their employment, the Company also awarded to Dale Brown and Ron Brown, respectively, options to purchase 50,000 and 35,000 shares of Shaw Common Stock under the Company's 1993 Employee Stock Option Plan. The options have an exercise price of $19.50 per share and are exercisable in 25% increments on each of April 5, 1997, 1998, 1999 and 2000 based upon continued employment.

     During fiscal 1996, construction work valued at $243,058 was performed for a subsidiary of the Company by a company in which L. Lane Grigsby, a director of the Company, has a 17.75% equity interest.

     John W. Sinders, Jr., a director of the Company, is a managing director of Jefferies & Company, Inc., an investment banking firm that was an underwriter and acted as one of the representatives of the underwriters for the public offering of 2,659,118 shares of Common Stock, 2,000,000 of which were offered by the Company and 659,118 of which were offered by certain selling shareholders of the Company. The closing of such public offering was completed on December 23, 1996 at a price of $21.00 per share, less the underwriting discounts and commissions set forth in the Prospectus dated December 17, 1996 relating thereto. The Company has granted to the underwriters an option to purchase up to an additional 398,000 shares of Common Stock pursuant to such terms to cover over-allotments, if any. The selling shareholders included J.M. Bernhard, Jr., Dale Brown and Ron Brown, who sold 300,000; 94,118; and 100,000 shares of Common Stock, respectively, in such offering.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16"), requires the Company's directors and certain officers and beneficial owners of the Common Stock (collectively, the "reporting persons") to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of the Common Stock. The reporting persons are required to furnish the Company with copies of all reports filed pursuant to Section 16(a).

     Based solely upon a review of such reports received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that, during fiscal 1996, all filing obligations applicable to the reporting persons were complied with, except as follows: Mr. Bernhard failed to file timely a Form 4 report for four sales of Common Stock in May 1996 and a Form 4 report for three sales in July 1996. Mr. Talbot failed to file timely a Form 4 report for a sale of Common Stock in May 1996 and a Form 4 report for a sale in July 1996. Mr. Grigsby failed to file timely a Form 4 report for a purchase of Common Stock in May 1996. Mr. Hoyle failed to file timely a Form 4 report for two purchases of Common Stock in January 1996. Mr. Angelo failed to file timely a Form 4 report for four sales of Common Stock in July 1996. Mr. Wilkie failed to file timely a Form 4 report for three sales of Common Stock in July 1996. Mr. Dalton failed to file timely a Form 4 report for a sale of Common Stock in July 1996. Mr. Wootton failed to file timely a Form 4 report for three sales of Common Stock in May 1996 and a Form 4 report for a sale in July 1996. The Company is implementing a new compliance program to help ensure timely filings of reports by its officers and directors.

AUDITOR SERVICES

     The Company's consolidated financial statements for the fiscal year ended August 31, 1996 were audited by the firms of Arthur Andersen LLP and Hannis T. Bourgeois & Co., L.L.P., and such firms will remain as the Company's auditors until replaced by the Board of Directors. A representative of each such firm will be present at the 1997 Annual Meeting of Shareholders to respond to any appropriate questions and will have the opportunity to make a statement, if either of them so desires.

SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered by the Company for inclusion in the proxy materials for the 1998 Annual Meeting of Shareholders must be submitted in accordance with applicable regulations of the Securities and Exchange Commission and received by the Company at its principal executive offices no later than September 2, 1997.

     In order for a shareholder to bring any business or nominations before the 1997 Annual Meeting of Shareholders, certain conditions set forth in Section 7(b) of the amended and restated by-laws of the Company must be complied with, including, but not limited to, the delivery of a notice to the Secretary of the Company not less than 30 nor more than 60 days in advance of the 1997 Annual Meeting, or if fewer than 40 days notice or prior disclosure of the date of the 1997 Annual Meeting is given or made to the shareholders, not later than the tenth day following the day on which the notice of the date of the 1997 Annual Meeting was mailed or such prior disclosure was made. The requirements as to the form and content of such advance notice are set forth in Section 7(b) of the Company's amended and restated by-laws, a copy of which may be obtained by contacting the Company's Secretary at (504) 296-1140.

DETERMINATION OF BENEFICIAL OWNERSHIP

     As described below, the number of votes that each shareholder will be entitled to cast at the Annual Meeting will depend on when the shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition with respect to each of such holder's shares.

     In certain cases record ownership may change but beneficial ownership for voting purposes does not change. The Company's articles of incorporation, as restated, states the exceptions where beneficial ownership is deemed not to have changed upon the transfer of shares of Common Stock.

     The Company's articles of incorporation, as restated, provide that each outstanding share of Common Stock will entitle the holder thereof to five votes on each matter properly submitted to the shareholders of the Company for their vote, waiver, release or other action;

except that no holder of outstanding shares of Common Stock will be entitled to exercise more than one vote on any such matter in respect of any share of Common Stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the date on which a determination is made of the shareholders of the Company who are entitled to vote or to take any other action. A change in beneficial ownership of an outstanding share of Common Stock will be deemed to have occurred whenever a change occurs in any person or persons who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise has or shares any of the following:

     (a) voting power, which includes, without limitation, the power to vote or to direct the voting power of such share of Common Stock;

     (b) investment power, which includes, without limitation, the power to direct the sale or other disposition of such share of Common Stock;

     (c) the right to receive or to retain the proceeds of any sale or other disposition of such share of Common Stock; or

     (d) the right to receive or retain any distributions, including, without limitation, cash dividends, in respect of such share of Common Stock.

     Without limiting the generality of the foregoing, the following events or conditions will be deemed to involve a change in beneficial ownership of a share of Common Stock:

     (a) in the absence of proof to the contrary provided in accordance with certain procedures set forth below, a change in beneficial ownership will be deemed to have occurred (i) whenever an outstanding share of Common Stock is transferred of record into the name of any other person and (ii) upon the issuance of shares in a public offering;

     (b) in the case of an outstanding share of Common Stock held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures set forth below that there has been no change in the person or persons who or that direct the exercise of the rights referred to in subparagraphs (a) through (d), inclusive, of the preceding paragraph with respect to such outstanding share of Common Stock during the four years immediately preceding the date on which a determination is made of the shareholders of the Company entitled to vote or to take any other action, then a change in beneficial ownership of such share of Common Stock shall be deemed to have occurred during such period;

     (c) in the case of an outstanding share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any jurisdiction, a change in beneficial ownership will be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian, the minor for whom such custodian is acting or a change in such trustee agent, guardian or custodian; or

     (d) in the case of outstanding shares of Common Stock beneficially owned by a person or group of persons who, after acquiring, directly or indirectly, the beneficial ownership of 5% of the outstanding shares of Common Stock, fails to notify the Company of such ownership within ten days after such acquisition, a change in beneficial ownership of such shares of Common Stock will be deemed to occur on each day while such failure continues.

     Notwithstanding any other provision in the Company's articles of incorporation, as restated, to the contrary, no change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred solely as a result of:

     (a) any transfer of any interest in an outstanding share of Common Stock pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including, without limitation, a gift that is made in good faith and not for the purpose of circumventing the provisions of the Company's articles of incorporation, as restated;

     (b) any changes in beneficiary of any trust, or any distribution of an outstanding share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person; the adoption of any natural person prior to age 18; or the passage of a given period of time or the attainment by any natural person of a specific age; or the creation or termination of any guardianship or custodial arrangement;

     (c) any appointment of a successor trustee, agent, guardian or custodian with respect to an outstanding share of Common Stock if neither such successor has, nor its predecessor had, the power to vote or to dispose of such share of Common Stock without further instructions from others;

     (d) any change in the person to whom dividends or other distributions in respect of an outstanding share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

     (e) any issuance of a share of Common Stock by the Company or any transfer by the Company of a share of Common Stock held in treasury other than in a public offering thereof, unless otherwise determined by the Board of Directors at the time of authorizing such issuance or transfer;

     (f) any giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

     (g) any transfer, whether or not with consideration, among individuals related or formerly related by blood, marriage or adoption ("relatives") or between a relative and any person controlled by one or more relatives where the principal purpose for the transfer is to further the estate tax planning objectives of the transferor or of relatives of the transferor;

     (h) any appointment of a successor trustee as a result of the death of the predecessor trustee (which predecessor trustee shall have been a natural person);

     (i) any appointment of a successor trustee who or which was specifically named in a trust instrument prior to December 8, 1993; or

     (j) any appointment of a successor trustee as a result of the resignation, removal or failure to qualify of a predecessor trustee or as a result of mandatory retirement pursuant to the express terms of a trust instrument; provided, that less than 50% of the trustees administering any single trust will have changed (including in such percentage the appointment of the successor trustee) during the four-year period preceding the appointment of such successor trustee.

     All determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Board of Directors of the Company or, at any time when the Company employs a transfer agent with respect to the shares of Common Stock, at the Company's request, by such transfer agent on the Company's behalf. In accordance with the Company's articles of incorporation, as restated, written procedures designated to facilitate such determinations are to be established and may be amended from time to time by the Board of Directors. Such procedures will provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent will be entitled to rely on any and all information concerning beneficial ownership of the outstanding shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of outstanding shares of Common Stock.

     In the event of any stock split or stock dividend with respect to the outstanding shares of Common Stock, each share of Common Stock acquired by reason of such split or dividend will be deemed to have been beneficially owned by the same person from the same date as that on which beneficial ownership of the outstanding share or shares of Common Stock, with respect to which such share of Common Stock was distributed, was acquired. Each outstanding share of Common Stock, whether at any particular time the holder thereof is entitled to exercise five votes or one vote, shall be identical to all other shares of Common Stock in all respects, and together the outstanding shares of Common Stock constitute a single class of shares of the Company.

     By resolution duly adopted by the Board of Directors of the Company pursuant to the foregoing provisions of the Company's articles of incorporation, as restated, the following procedures have been adopted for use in determining the number of votes to which a shareholder is entitled:

     (i) The Company may accept the written and signed statement of a shareholder to the effect that no change in beneficial ownership has occurred during the period following December 12, 1992, and until the date (December 13, 1996) on which a determination is made of the shareholders of the Company who are entitled to vote or take any other action at the Annual Meeting. Such statement may be abbreviated to state only the number of shares as to which such shareholder is entitled to exercise five votes or one vote.

     (ii) In the event the General Counsel of the Company, in his sole discretion, taking into account the standards set forth in the Company's articles of incorporation, as restated, deems any such statement to be inadequate or for any reason deems it in the best interest of the Company to require further evidence of the absence of change of beneficial ownership during such period preceding the record date, he may require such additional evidence and, until it is provided in form and substance satisfactory to him, a change in beneficial ownership during such period shall be deemed to have taken place.

     (iii) Information supplementing that contemplated by paragraph (i) and additional evidence contemplated by paragraph (ii) may be provided by a shareholder at any time but must be furnished at least three business days prior to any meeting of shareholders at which such shares are to be voted for any change to be effective at such meeting.

OTHER MATTERS

     The Board of Directors knows of no other matters which may be properly, or are likely to be, brought before the meeting. However, if any proper matters are brought before the meeting, the persons named in the enclosed Proxy will vote thereon as the Board of Directors recommends.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   /s/ T. A. BARFIELD, JR.
                                   -------------------------------------
                                   T. A. Barfield, Jr.
                                   Secretary

Baton Rouge, Louisiana
December 31, 1996

                              THE SHAW GROUP INC.
                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

       1.     PURPOSE OF THE PLAN.

       This 1996 Non-Employee Director Stock Option Plan (the "Plan") is intended to assist The Shaw Group Inc. (the "Company") in attracting and retaining highly qualified and experienced persons, who are not officers or employees of the Company or any of its subsidiaries or affiliates, for service as directors of the Company by providing such directors with a proprietary interest in the Company's success through the grant to such directors of nonstatutory stock options (the "Options") to acquire shares of the common stock, no par value per share, of the Company (the "Shares").

       2.     PARTICIPATION.

       Each member of the Company's Board of Directors (the "Board") who is not, and who has not been during the one-year period immediately preceding the Effective Date (as defined below), or the date the director is first elected to the Board, whichever is later, an officer or employee of the Company or of any of its subsidiaries or affiliates (each, an "Eligible Director") shall be eligible to participate in the Plan.

       3.     ADMINISTRATION OF PLAN.

       The Plan shall be administered, construed and interpreted by a committee (the "Committee") which shall be comprised of two or more members of the Board appointed by the Board, who are not eligible under Section 2 hereof to receive grants of Options under the Plan. The Committee shall prescribe the form of stock option agreement to be used to evidence grants of Options under the Plan, consistent with the terms of the Plan and all applicable laws and regulations, including, without limitation, Rule 16b-3 (or successor provision) promulgated by the Securities and Exchange Commission.

       4.     SHARES SUBJECT TO PLAN.

       (a) Maximum Shares. The number of Shares which are hereby reserved for purposes of the Plan shall be, in the aggregate, 50,000 Shares, subject to further adjustment as provided in Section 4(b) hereof. Shares issued under the Plan may be either authorized but unissued Shares or Shares which have been or may be reacquired by the Company, including treasury shares. Shares released upon forfeiture of an Option shall again be available for grants of future Options under the Plan.

       (b) Adjustments in Event of Changes in Capitalization. In the event that the Shares are changed into or exchanged for a different kind or number of shares of stock or securities of the Company as the result of any stock dividend, stock split, combination of shares, exchange of shares, merger, consolidation, reorganization, recapitalization or other change in capital structure of the Company (each, a "Capitalization Change"), then the number of Shares subject to this Plan and the number of Shares subject to Options previously granted hereunder shall be equitably adjusted by the Committee to prevent the dilution or enlargement of such previously granted Options, and any new stock or securities into which the Shares are changed or for which they are exchanged shall be substituted for the Shares subject to this Plan and to Options granted hereunder; provided, however, that fractional shares may be deleted from any such adjustment or substitution. There shall be no such equitable adjustment for the number of Shares subject to Options as set forth in Section 5(a) in the event the effective date of the Capitalization Change occurs prior to the grant of the Option.

       5.     OPTIONS GRANTED UNDER THE PLAN.

       (a) Option Grants. On the Effective Date, each Eligible Director shall be and hereby is granted an Option (an "Initial Option") to acquire 5,000 Shares. In addition, each Eligible Director shall be granted an Option (an "Annual Option") to acquire 1,500 Shares on an annual basis upon his or her election or re-election to the Board. The price at which Shares may be acquired pursuant to each Option (the "Exercise Price") shall be the Fair Market Value of the Shares, as defined in Section 5(d) hereof, as of the date such Option is granted.

       (b) Exercise Rights. (i) Each Initial Option shall be exercisable after the following dates with respect to the following portions of the Shares:

                                               Portion of
                    After                  Shares Exercisable
               ---------------             ------------------
               July 14, 1997               25% (1,250 shares)
               July 14, 1998               25% (1,250 shares)
               July 14, 1999               25% (1,250 shares)
               July 14, 2000               25% (1,250 shares)

              (ii) Each Annual Option shall be fully exercisable one year after the date of grant. Once vested, each Option (or vested portion thereof) shall be fully exercisable, and shall remain exercisable for a period of ten years from the date such Option is granted, at which time any unexercised portion of the Option shall terminate. In the event that the optionee ceases to be a member of the Board prior to the vesting of the Option (or applicable portion thereof), the Option (or the unvested portion thereof) shall be forfeited.

       (c) Exercise of Options. Subject to Section 5(b), an Option may be exercised with respect to all or part of the Shares covered by the Option, but in no event with respect to less than 100 Shares, unless the exercise relates to all Shares covered by the Option at the date of exercise. Options may be exercised by delivery of a signed written notice to the Company, which notice shall state the election to exercise the Option and the number of whole Shares in respect to which it is being exercised, together with payment in full of the Exercise Price, which payment shall be made either (i) in cash (by a certified check, bank draft or money order); (ii) with the consent of the Committee, by delivering Shares already owned by the optionee valued at Fair Market Value;
(iii) by electing to have the Company withhold from the Shares otherwise issuable upon exercise of the Option that number of Shares valued at Fair Market Value as of the date of exercise; or (iv) by a combination of the foregoing forms of payment. Notice of exercise and payment of the Exercise Price shall be delivered to the Company at the following address:

                     The Shaw Group Inc.
                     11000 Mead Road, Second Floor

                     Baton Rouge, La 70816
                     Attn: Secretary

       (d) Fair Market Value. The term "Fair Market Value" means the fair market value of a Share as determined in good faith by the Committee in the following manner:

                     (i) If the Shares are then listed on any national or regional stock exchange or traded in the over-the-counter market and prices are quoted on the Nasdaq National Market, the Fair Market Value shall be the last quoted sales price of a Share on the date in question, or if there are no reported sales on such date, on the last preceding date on which sales were reported;

                     (ii) If the Shares are not so listed or quoted, then the Fair Market Value shall be the mean between the bid and ask prices quoted by a market maker or other recognized specialist in the Shares at the close of the date in question; or

                     (iii) In the absence of either of the foregoing, the Fair Market Value shall be determined by the Committee in its absolute discretion after giving consideration to the book value, the revenues, the earnings history and the prospects of the Company in light of market conditions generally.

The Fair Market Value determined in such manner shall be final, binding and conclusive on all parties.

       6.     RESTRICTIONS ON TRANSFERS.

       (a) Limitations on Transfer. (i) Except as provided in Section 6(a)(ii) below, no Option granted under the Plan may be assigned, encumbered or transferred, except by will or the laws of descent and distribution in the event of the death of the optionee, or pursuant to a qualified domestic relation order as defined by the Internal Revenue Code of 1986, as amended or Title I of the Employee Retirement Income Security Act, or the rules thereunder. (ii) The Committee shall have the discretionary authority to grant Options that would be transferable to members of an Eligible Director's immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners. For purposes of Section 5(c), a transferred Option may be exercised by the transferee to the extent that the Eligible Director would have been entitled had the Option not been transferred.

       (b) Government Regulations. This Plan and Options granted under the Plan are subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency (including without limitation "no action" positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Options may be granted or exercised under the Plan unless and until all applicable legal requirements have, in the opinion of counsel to the Company, been complied with. In connection with any Shares issued pursuant to the exercise of Options, the person acquiring such Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect to such matters as the

Company may deem desirable to assure compliance with all applicable legal requirements. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange or Nasdaq Stock Market, as applicable, on which Shares may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

       7.     TERMINATION.

       The Plan shall terminate automatically on the tenth anniversary of the Effective Date, and the Board may suspend or terminate the Plan at any earlier time. Upon termination of the Plan, no additional Options shall be granted under the Plan; provided, however, that the terms of the Plan shall continue in full force and effect with respect to outstanding and unexercised Options issued under the Plan.

       8.     AMENDMENT.

       The Board may amend the Plan from time to time in its sole discretion. No amendment, however, shall impair the rights of any Eligible Director or other person or persons to whom an Option has been granted, without such person's consent.

       9.     INDEMNIFICATION.

       In addition to such other rights of indemnification as they may have, the members of the Committee and the officers and employees of the Company who may take actions relating to the Plan shall be indemnified by the Company to the fullest extent permitted by law against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member, officer or employee is liable for gross negligence or willful misconduct in the performance of his duties, provided that within sixty (60) days after institution of any such action, suit or proceeding, a Committee member, officer or employee shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

       10.    EFFECTIVE DATE.

       The Effective Date of the Plan shall be July 14, 1996, subject to receipt, within one year of such date, of the approval of the Plan by the affirmative vote of a majority of the total voting power present in person or represented by proxy at the meeting of the shareholders at which the Plan is considered. All Options granted prior to such shareholder approval shall be subject to receipt of such approval and may not be exercised prior to receipt of such approval. If such shareholder approval is not received, all such Options shall automatically terminate.

                             THE SHAW GROUP INC.
             11100 MEAD ROAD, SECOND FLOOR, BATON ROUGE, LA 70816

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints J. M. Bernhard, Jr. and Bret M. Talbot as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Shaw Group Inc. held of record by the undersigned on December 13, 1996, at the annual meeting of shareholders to be held on January 29, 1997, or any adjournment hereof.

        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

1.  ELECTION OF DIRECTORS

         [ ] FOR all nominees listed in this in this block
             (except as marked to the contrary)

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed in this block

     NOMINEES:  J.M. Bernhard, Jr., R. Dale Brown, Sr., Frank Fronek, L. Lane
                Grigsby, David W. Hoyle, Albert McAlister, George R. Shepherd, John W. Sinders, Jr. and Bret M. Talbot

      (INSTRUCTION: To withhold authority to vote any individual nominee write that nominee's name on the space provided below:)

                           -------------------------

2. Proposal to approve The Shaw Group Inc. 1996 Non-Employee Director Stock Option Plan.

     [ ] FOR                       [ ] AGAINST              [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     [ ] FOR                       [ ] AGAINST              [ ] ABSTAIN


                       (Please Date and Sign on Reverse)

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

                                        I PLAN TO ATTEND MEETING [ ]

                                        Dated
                                              ----------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Signature if held jointly


          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.